EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 27, 2005
Date of Report (Date of earliest event reported)

TORVEC, INC.
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Powder Mills Office Park, 1169 Pittsford-Victor Rd., Suite 125, Pittsford, New York 14534
(Address of Principal Executive Offices and Zip Code)

(585) 248-0840
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2005 the company entered into an agreement with MotoTron Corporation and Traxen Corporation expressing the commitment of MotoTron Corporation and Traxen Corporation to collaborate with the company in preparing for and entering the 2005 DARPA Grand Challenge organized and operated by the United States Department of Defense. The companies anticipate that the collaboration will be implemented through the creation of a new entity named Autonomous Ingenuity. In this connection the company will make available its Full Terrain Vehicle for utilization by the joint MotoTron/Traxen/Torvec entrant into the 2005 DARPA Grand Challenge.

The agreement follows immediately as Exhibit 10.31 to this current report.

                                                                                                                                                         EXHIBIT 10.31

January 25, 2005

Board of Directors

Torvec, Inc.

11 Pond View Drive

Pittsford, NY 14534

Attn: P.A. Fain

Re: 2005 Darpa Grand Challenge

Gentlemen,

This letter expresses the commitment of MotoTron Corporation and Traxen Corporation to collaborate with Torvec, Inc. in preparing for and entering the 2005 Darpa Grand Challenge organized and operated by the United States Department of Defense (DARPA).

Autonomous Ingenuity is the entity that will be created to organize and manage the event. Autonomous Ingenuity is attempting to raise funds to manage and promote the event. Specifically, $35,000 to $50,000 is required to begin the integration of the MotoTron, Traxen, and Torvec systems for Phase 1.

With the financial commitment in place for phase 1, Autonomous Ingenuity will be able to hire a project coordinator, apply for the race, integrate the MotoTron vehicle control system and Torvec vehicle, demonstrate autonomous operation on a pre-programmed path of known terrain, demonstrate the sensor and path planning design of Traxen, and host DARPA for a site visit in early May of 2005.

If Autonomous Ingenuity passes the requirements of DARPA in early May, it is officially a contender in the race and phase 2 can begin. Autonomous Ingenuity will then finish its fund raising of $500,000 to properly fund the development, field testing, and race team execution through Oct 5, 2005.

If Autonomous Ingenuity does not pass the requirements of the DARPA site visit in early May or does not make any of the steps leading to the DARPA site visit, it can stop and little will be lost by each participant. Instead, we can refocus on a possible 2006 entry and will pursue in 2005 the business opportunities currently made available by this race (autonomous military vehicles).

Mototron will provide the vehicle control system and suitable application support for the Autonomous Ingenuity team during phase 1 & 2. Support beyond "causal" can be funded by Autonomous Ingenuity in phase two.

Traxen will provide the sensor fusion software, obstacle detection components and suitable application support for integration with the command and control system. It is understood that Autonomous Ingenuity will be funding a portion of the design, implementation and testing of both the sensing and command and control software.

Torvec will make available its Full Terrain Vehicle for utilization by the joint MotoTron/Torvec entrant in the 2005 Darpa Grand Challenge Support beyond "causal" can be funded by Autonomous Ingenuity in phase two.

MotoTron, Traxen and Torvec agree that the subject matter of this letter will be jointly announced in a press release for distribution by news services customarily utilized by each Company.

Sincerely,

/S/JEFF EHLERS Jeff Ehlers, General Manager MotoTron Corporation

/s/ALI MALEKI Ali Maleki, President Traxen Corporation

/s/Philip A. Fain Philip A. Fain, CFO-Torvec, Inc., Co-Managing Director-IVT Diesel Corporation

Item 1.02 Termination of a Material Definitive Agreement.

Item 1.03 Bankruptcy or Receivership.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.02 Results of Operations and Financial Condition.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 2.06 Material Impairments.

Section 3 - Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 3.02 Unregistered Sales of Equity Securities.

Item 3.03 Material Modification to Rights of Security Holders.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant's Certifying Accountant.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.04 Temporary Suspension of Trading Under Registrant's Employee Benefit Plans.

Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Section 6 - [Reserved]

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On January 27, 2005 Torvec held its annual shareholders' meeting. At the meeting it was announced that Read D. McNamara, Keith E. Gleasman, Herbert H. Dobbs, James A. Gleasman, Gary A. Siconolfi, Joseph Alberti and Daniel R. Bickel were reelected to the board of directors and that the company's shareholders had approved the audit committee's appointment of Eisner, LLP as the company's auditors for its fiscal year ended December 31, 2004. The results are as follows:

1.     Election of Directors

Election of Directors	For	Withheld

Read D. McNamara	25,825,988	140,000

Keith E. Gleasman	25,718,288	247,800

Herbert H. Dobbs	25,908,788	57,300

James A. Gleasman	25,850,588	115,500

Gary A. Siconolfi	25,833,562	132,526

Joseph Alberti	25,884,522	81,566

Daniel R. Bickel	25,923,788	42,300

2.     Ratification of the appointment of Eisner, LLP by the audit committee of the board of directors as independent auditors for the fiscal year ending December 31, 2004.

For	Against	Abstained

25,885,713	63,705	17,300

Read D. McNamara, chairman of the board of the company and Richard E. Ottalagana, the company's chief executive officer shared their thoughts with the shareholders on the current status of the company's technologies and recent developments with respect to the commercialization of each of the technologies. Their remarks, as delivered to the shareholders, are set forth verbatim below.

Read D. McNamara - chairman of the board

Call to Order

Good evening. I'm Read McNamara, Chairman of the Board of Torvec, Inc. There being a quorum, confirmed by the Secretary of the Board of Directors, Mr. Philip Fain, I call to order this Annual Meeting of Shareholders of Torvec, Inc. This meeting will address the affairs of your company for the fiscal year 2004.

The Board of Directors fixed December 1, 2004 as the record date for this meeting. Shareholders of record who owned our Common Stock on that date are entitled to vote at and attend this meeting, with each share entitled to one vote. 28 million, 974 thousand, 144 shares of our common stock were outstanding on the record date.

Before I introduce Phil to report to you on the election results, I am required to issue the usual disclaimer regarding forward-looking statements:

This evening you will hear forward-looking statements that are based on current expectations, estimates and projections about the company and its plans for future operation, as well as management's beliefs and assumptions. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Now I would like to call on Phil Fain, Chief Financial Officer of Torvec, and Secretary of the Board, to report the election results.

Chairman's Remarks

I want to take just a minute to share with you the changes I have witnessed at Torvec since I addressed you last January. You might remember that 358 days ago I stood here as a CXO consultant whose firm had just been engaged by Torvec. Now I am proud to be addressing you as Chairman of this exciting company, and I can assure you I have seen a lot of changes in these 12 months. Here are the noteworthy differences:

First, last year the stock price of Torvec was $2.15 and the total market capitalization was less than $60MM. Yesterday our stock closed at $5.65 and the market cap stands at more than $163MM. Over $100MM of shareholder wealth has been created in the past year, and we've only just begun.

Second Change - How much and how fast the CXO Team has moved up the learning curve when it comes to sophisticated automotive technology.

The Third Change - Last year at this time, we were operating less efficiently out of virtual offices. This year we work out of a modern office at Powder Mills Office Park. I invite you to come visit any time. You might see a Director on the phone with someone on the other side of the world, or one of our talented engineers meeting with a supplier. We now work much more efficiently.

Fourth Big Change - We have our own testing facility and state of the art equipment. We're out of borrowed space, and now our testing environment and equipment are second to none, and it is totally secure.

The Next Difference for Me - The quality and quantity of information flow to you has improved dramatically. Our communications are timely and informative.

Another Striking Change - is the activity level and involvement of The Board of Directors. Your Board met formally 15 times in 2004, and I can assure you this is a hands-on, roll-up-the-sleeves Board. Nominating and Governance Committees were formed, and met on multiple occasions. I've sat on a number of corporate and not for profit Boards, and this one is far more active and involved than most.

A Big Difference vs. A Year Ago - is the dramatic improvement in management depth. We have moved from a thin, loosely structured management team to an efficient, richly talented, and deep organization. Otto will touch on this during his CEO report.

Finally - perhaps the biggest change vs. one year ago is the way your management team operates. Instead of reacting to one-off opportunities, this team proactively pursues multiple initiatives at the same time. Again, Otto will brief you on several of the fronts we are working on simultaneously.

In conclusion, I have witnessed a number of changes and positive developments since our last meeting. In the short seven months since Otto, Phil and I came on board, I believe substantial progress has been made. We are now poised for the kind of success we all have come to expect of this young company.

The other subject I wanted to touch upon with you tonight pertains to the whole issue of the constraints under which we operate regarding the reporting of our progress. There have been many times, in particular recently, when we have been very anxious to share with you news of positive developments. However, because of the nature of what we are, a publicly owned, development stage automotive technology company, we have not been able to.

Let's take a close look at the definition of what we are, and how that sharply limits what we are able to share with you. First, we are publicly owned. As such, we either tell the world of promising developments, or tell no one. Selective disclosure is not an option.

Second, we are a development stage company. Sales and earnings estimates and projections are meaningless until we execute our first significant revenue generating transaction. We do not have the kind of ongoing operations that allow for and favor announcements regarding improved results. Finally, we are an automotive technology company. The implications of any kind of breakthrough are breathtakingly huge - the automotive market in its entirety is the single largest private sector commercial activity in the world. A seemingly trivial innovation like intermittent windshield wiper speeds is valued at hundreds of millions. So, because of the sheer size and global importance of the arena in which we operate, we must be very cautious in disclosing our progress in commercializing our technology. What we are dealing with here is not a shinier shoe polish or a more reliable chainsaw; it is paradigm-shifting technology in an immense market.

So, if you become puzzled by what appears to be silence from us, remember the constraints under which we are operating. Remember this is a high stakes game, and that we are playing with your money. We take our role as custodians of your investment very seriously, and we will disclose when we can, what we can, with a sharp eye on what our obligations are.

Richard E. Ottalagana - chief executive officer

Good evening. My name is Dick Ottalagana, and I have been your CEO since June 15th.

My report to you tonight is centered on two themes:
o	Theme #1 - We are actively and deeply involved in commercializing all of our technologies.
o	Theme #2 - We believe that 2005 will be a very active and successful year for us.

As a prelude to discussing the details of these two themes, I would first like to share with you the restructuring of Torvec's management and our management processes. The restructuring was required to lay the foundation for executing the two themes I mentioned above.

o

As many of you are aware, effective June 15th, Torvec appointed a new Chairman, CFO and CEO. The three of us, Read McNamara, Phil Fain and myself, have a great deal of experience in building successful global businesses. Collectively, we are using our expertise, broad experience and extensive networks to help transition Torvec from a development stage company to a successful commercial enterprise.

o	In order to improve our productivity, we moved quickly to institute the following:

1.	We defined specific responsibilities for all Torvec employees.
2.	We implemented recurring staff meetings.
3.	We moved into a professional office suite in Powder Mill Office Park.
4.

We purchased a state-of-the-art Mustang Dynamometer to facilitate development and testing of our technologies and products. I want to stress the importance of our dynamometer and test facility. There is up to a six month wait for usage of high tech dynamometers at very high costs not to mention logistical difficulties regarding location, continuous access and confidentiality.

o	We have also greatly enhanced our external communications

o

Our website has been redesigned to better showcase our Company and technologies with broader global reach. The website serves as a valuable tool to communicate with potential business partners. It also provides me the platform to issue what we refer to as the "CEO Update" every few weeks. These updates include photos and movie clips of our technology in action. It enables our Management Team to answer your questions, to the extent we are permitted under SEC regulations. Furthermore, our website provides centralized access to all of Torvec's SEC filings. I encourage all of you to access our website at "www.Torvec.com", and I am certain you will find it very informative.

Relative to Theme #1, I would like to share with you the following:

o

As many of you know, we are currently testing our infinitely variable transmission. For reasons of confidentiality, I will not release the specific results of the tests we have completed thus far. However, I will share with you my excitement and optimism over the test results which we have achieved to date. Through the tweaking and fine tuning of the IVT electronics, we continue to optimize fuel mileage in many different driving scenarios. In this regard, I want to share this critical point with you.

o

All auto manufacturers are faced with complying with US Government mandates for both gasoline and diesel fuel efficiencies. New mandates for light trucks and SUV's are in effect for the years 2005, 2006 and 2007. As most of you know, light trucks and SUV's now account for over 50% of automotive sales and a disproportionate share of automakers' profits. Severe fines are being imposed by the Government for failure to achieve these standards. These fines can very well be enormous - up to $55 per each vehicle manufactured and sold for each one tenth of an MPG below the standard.   OEM's (Original Equipment Manufacturers) are seeking solutions to these problems. Accordingly, this is the reason why we are fine tuning our IVT    -     .to be capable of delivering the optimal fuel efficiency possible so that the OEM's will be able to comply with the new mandates

We have developed a comprehensive marketing and public relations strategy for our IVT, including international media coverage. We will disseminate our test results on a global basis, to the general public, as well as to opinion leaders and decision makers in the worldwide automotive industry. Our strategy includes utilizing some of the world's most recognized media outlets and in some cases the visits and contacts have already been made. Of course, our website will become an important vehicle to keep interested parties abreast of breaking developments.

o

Next, we have successfully implemented our strategy of spinning off various Torvec technologies into subsidiaries which are wholly-owned by Torvec. Our rationale for doing this is to provide greater focus on our specific technologies, thereby providing greater opportunities for joint ventures, IPO's or other commercializing events. We firmly believe that in the case of Torvec, the sum of the parts is far more valuable than the whole. We believe that creating these subsidiaries will generate greater opportunity for the creation of shareholder wealth.

IVT Diesel Corporation was formed to facilitate joint ventures with strategic partners to offer complete diesel drive-train units to the US military and for use in commercial vehicles, including Class 3 trucks (by that I mean, UPS, Coca Cola, Federal Express, etc.) and significantly school buses. We anticipate that the joint venture partners will furnish custom electronic engine control units, high performance engines, ABS braking systems and emission control systems as well as manufacturing and assembly facilities. We have also assigned our CV joint patent and pending heavy-duty CV joint patents to IVT Diesel Corporation. The combined technological improvements should result in fuel savings, lower environmental emissions, increased driving performance, enhanced safety and greater reliability and durability.

The market opportunities for diesel drive-train units have increased dramatically for both US military and commercial applications. The increased weight of armoring the Humvee military vehicles as well as the difficult desert terrain where they are presently deployed requires continuous retrofitting of engines, transmissions and parts. Moreover, the 2007 Government emissions standards for commercial vehicles, higher fuel prices, the high level of school bus emissions and the resulting health concerns faced by state and municipal governments, all present opportunities for Torvec's proprietary technology. Torvec's IVT Diesel Corporation has been established to work with joint venture partners to provide such innovative, cost effective solutions.

We are currently in discussions with possible joint venture partners.

Iso-Torque Corporation was established for a similar reason to facilitate joint ventures, IPO's and other commercializing events for our Iso-Torque technology. The Iso-Torque will be a production ready differential designed to fit major automotive platforms. We believe that the market demand is significant, based on discussions which we have had with major automotive companies and OEM tier one suppliers. These companies have expressed a high level of interest in this product.

The market demand for a lighter, less expensive, better differential is at a critical point, especially with Toyoda now owning the Torsen differential. It is significant that Toyoda paid over $100 Million in 2003 for the Torsen differential; a technology which has not dramatically changed since Vernon Gleasman designed it in 1954. It is even more significant that the Torsen when purchased by Toyoda no longer had patent protection. Our Iso-Torque does have patent protection and, accordingly, we believe that our differential with its patent protection will command a premium from interested parties.

Iso-Torque differentials will also be provided to our IVT Diesel Corporation for use in the diesel drive-train units to be supplied for use in military vehicles, Class 3 trucks and buses.

o

We have also completed a comprehensive business plan for our Full Terrain Vehicle (FTV). This plan has been provided to a variety of interested parties. As a public company, we do not divulge the names of all of the companies with which we have ongoing relationships. The announcement of names tends to drive our stock up followed by a decline if no further announcements concerning the relationships are immediately forthcoming. To announce names would give great leverage to these companies in the negotiating process. This is especially true since we do not have full control over the time required to consummate a transaction. However, I am pleased to tell you that our wholly-owned subsidiary, IVT Diesel Corporation has entered into an agreement with MotoTron, Inc., a division of Brunswick Corporation, a Fortune 500 Company and Traxen Corporation to collaborate in entering our FTV in the 2005 DARPA (Defense Advance Research Project Agency) Grand Challenge. The DARPA Grand Challenge is sponsored and operated by the US Department of Defense to review and showcase technology which will allow compliance with US legislation requiring 30% of all military vehicles to be fully autonomous    -    meaning it runs without human intervention   -   .by the year 2015. We and our partners will be working together to fully robotize our FTV for entry in this competition which covers a 142 mile course across the Mojave Desert. We expect extensive media coverage and keen interest from decision makers in the public sector. Participation in the DARPA challenge will create the opportunity to be among the leaders in advanced autonomous robotic technology, not to mention the $2 Million prize.

o

Wrapping up developments in Theme #1, Ice Surface Development Inc., our majority owned subsidiary, continues forward progress with a variety of initiatives, including discussions with Dupont, American Glass Products, Nissan, BMW, and Volkswagen, among others.

Now on to Theme #2, what is in store for us in 2005?

o

It is critical to stress that we are in the process of building relationships of trust with very large, very influential companies. The process of building such relationships with many companies for each of our technologies is ongoing and progressing well, but frankly the process does take time. It is also a complicated balancing act to be moving on multiple fronts with several different potential partners.

o

We are communicating constantly with auto companies, OEM tier one suppliers and others as to their issues and needs, and we respond with information, test results, and other forms of assistance in order to build a relationship of trust and accelerate the decision making process. To this end, we have expanded our facilities, including the previously mentioned purchase of a dynamometer, the leasing of office space and expanded testing facilities to accomplish the two-way communication necessary to consummate a successful transaction. We have utilized these facilities to host top executives of major auto companies during 2004 and anticipate intensifying the in person visits of the highest level of executives as 2005 progresses.

o

I should highlight the fact that we are building a Company to maximize long-term shareholder value. We are not making decisions or issuing press releases to please or assist day traders in our stock indeed such activity would be illegal. Rather, we are working with companies to consummate the best business transactions. All shareholders should clearly understand that just because there is no public announcement concerning these ongoing discussions does not mean that they are not happening, or that other positive developments are not occurring. In his chairman's remarks, Read referred to the constraints under which we operate regarding the reporting of our progress. Silence, therefore, definitely does not equate to lack of progress.

2005 may very well be our year. Our technologies are maturing, we have the proper engineering and management expertise in place and we believe that the relevance of Torvec's technology has never been greater. However, there can be no guarantee, primarily because we cannot control the actual decision making of any one with whom we are dealing.

Thus far, 2005 has been very encouraging for us. I am also pleased  -   and excited  -    to share with you tonight that we have on-going initiatives in China. Specifically, we are moving forward toward the execution of a letter of intent with Troitec Automotive Electronics Company, Ltd. which is a 100% wholly-owned subsidiary of Chery Automotive. Chery Automotive is owned by the Chinese Government.

Troitec is responsible for developing an engine management system for Chery's automotive line. Upon receipt of the signed letter of intent which we expect momentarily, we will be working with Troitec towards the execution of a definitive agreement to integrate a customized Torvec infinitely variable transmission with Chery's automobiles. Torvec and Troitec recognize that a great deal of synergy can be achieved as our companies collaborate to develop a transmission for Chery's small car market throughout the world.

Chery Automotive is referred to as one of China's up and coming "Fighting Tiger" automakers, projecting the no-boundary spirit that is driving China's economic expansion. Chery was founded eight years ago and has supplied cars for the China market. It has an ambitious plan to expand its lineup, which currently has one subcompact and three sedans. Chery has contracted with two of Italy's top automotive designers, Bertone and Pinninfarina, for the design and engineering of a new generation of vehicles. These designers are world famous for their work with Ferrari, Lamborghini, Alfa Romeo, and Fiat among other famous brands. Six new models are planned for 2005 and 2006, with three models slated for export, including the US and Europe. Chery, through its Troitec Subsidiary is committed to including fuel saving performance within the engines and transmissions of its vehicles.

I have just previously mentioned building relationships with various companies and our introduction to Troitec was made by MotoTron, Inc., a division of Brunswick Corporation. MotoTron is supplying Torvec with the electronic control system utilized with our infinitely variable transmission and has proven to be a valuable strategic partner.

On this subject, I would like to read to you a quote from yesterday's USA Today, "If you own a company that is not already operating in China, or does not have pretty concrete plans to become involved, sell it".

To sum up, I am pleased that all of our hard work is beginning to pay off. As you can see, the multiple initiatives we have undertaken on several technology fronts, are beginning to yield results. We are moving inexorably toward the commercialization of our valuable assets on a global basis. I look forward to sharing more good news with you in the very near future.

Additional Remarks.

James A. Gleasman announced that as they had done last year Keith E. Gleasman and James A. Gleasman would not be paid a consulting fee for their services rendered to the company in fiscal 2005. Each of them intends to sell from their own personal shareholdings shares of the company's common stock in the open market at a rate averaging approximately 500 shares per day.

It was also announced that the estate of Vernon E. Gleasman will be selling shares of the company's common stock from time to time during the estate's administration in order to defray taxes associated with the estate, administrative expenses of the estate, and in order to provide liquidity for the estate to make distributions in accordance with the probated will of Vernon E. Gleasman.

Mr. Gleasman stated that none of these sales should be construed as reflective of negative or adverse developments concerning the company, its finances, operations, and/or technologies, either on the date of the filing of this current report or on the dates of the actual sales of stock.

Section 8 - Other Events

Item 8.01 Other Events.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 28, 2005		Torvec, Inc. (Registrant)
	By:	/S/Philip A. Fain
Philip A. Fain Secretary and Chief Financial Officer